SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material under Section 240.14a-12

HUB GROUP, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it is determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials

[ ]
 Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

March 25, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Hub Group, Inc.  This meeting will be held at The Hyatt Lodge on the McDonald’s campus at 2815 Jorie Boulevard, Oak Brook, Illinois at 10:00 a.m. Central time on Wednesday, May 6, 2009.

The attached Notice of 2009 Annual Meeting of Stockholders and Proxy Statement describe the matters to be acted upon.  The Annual Report to Stockholders on Form 10-K is also enclosed.

We hope you will be able to attend the meeting.  However, even if you anticipate attending in person, we urge you to mark, sign, date, and return the enclosed proxy card to ensure that your shares will be represented.  If you attend, you will, of course, be entitled to vote in person.

Sincerely,

DAVID P. YEAGER
Chairman and Chief Executive Officer

HUB GROUP, INC.

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Hub Group, Inc.:

The Annual Meeting of Stockholders of Hub Group, Inc., a Delaware corporation (the “Company”), will be held at The Hyatt Lodge on the McDonald’s campus at 2815 Jorie Boulevard, Oak Brook, Illinois on Wednesday, May 6, 2009, at 10:00 a.m. Central time for the following purposes:

(1)	To elect five directors of the Company to hold office until the next annual meeting of stockholders; and

(2)	To transact such other business as may properly be presented at the Annual Meeting or any adjournment thereof.

A proxy statement with respect to the Annual Meeting accompanies and forms a part of this Notice.  The Company’s Annual Report to Stockholders on Form 10-K also accompanies this Notice.

The Board of Directors has fixed the close of business on March 11, 2009, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

DAVID C. ZEILSTRA
Vice President, Secretary and General Counsel

Downers Grove, Illinois
March 25, 2009

YOUR VOTE IS IMPORTANT

PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND
RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER
OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING.

Important Notice Regarding the Availability of
Proxy Materials for the Stockholders Meeting to be
Held on May 6, 2009

The Proxy Statement and Annual Report to Stockholders are
Available at www.hubgroup.com/proxy.html

HUB GROUP, INC.
3050 HIGHLAND PARKWAY, SUITE 100
DOWNERS GROVE, ILLINOIS 60515

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Hub Group, Inc., a Delaware corporation (“Hub Group” or the “Company”), of proxies for use at the 2009 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 6, 2009, and any adjournment thereof (the “Annual Meeting”).  This Proxy Statement and accompanying form of proxy are first being sent to stockholders on or about March 25, 2009.

The Company’s Class A common stock, $.01 par value (the “Class A Common Stock”), and Class B common stock, $.01 par value (the “Class B Common Stock,” together with the Class A Common Stock, the “Common Stock”), are the only issued and outstanding classes of stock.  Only stockholders of record at the close of business on March 11, 2009 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting.  As of the Record Date, the Company had 37,163,886 shares of Class A Common Stock (each a “Class A Share”) and 662,296 shares of Class B Common Stock (each a “Class B Share,” and collectively with the Class A Shares, the “Shares”) outstanding and entitled to vote.

VOTING RIGHTS AND PROCEDURES

Shares represented by an effective proxy given by a stockholder will be voted as directed by the stockholder.  If a properly signed proxy form is returned to the Company and one or more proposals are not marked, it will be voted in accordance with the recommendation of the Board of Directors on all such proposals.  A stockholder giving a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later dated proxy or by attending the Annual Meeting and voting in person. If your shares are held in a bank or brokerage account, you will receive proxy materials from your bank or broker, which will include a voting instruction form.  If you would like to attend the Annual Meeting and vote these shares in person, you must obtain a proxy from your bank or broker.  You must request this form from your bank or broker; they will not automatically supply one to you.

Each Class A Share is entitled to one (1) vote and each Class B Share is entitled to approximately eighty (80) votes.  The holders of Shares having a majority of the votes that could be cast by the holders of all Shares, present in person or represented by proxy, will constitute a quorum at the Annual Meeting.  Abstentions will be treated as Shares that are present and entitled to vote for purposes of determining the presence of a quorum.  If a broker indicates on the proxy that it does not have discretionary authority as to certain Shares to vote on a particular matter, those Shares will be considered as present and entitled to vote for purposes of determining the presence of a quorum.  As of March 11, 2009, the Yeager family members own all 662,296 shares of Class B Common Stock and 858,003 shares of Class A Common Stock.  Consequently, the Yeager family controls approximately 60% of the voting power of the Company on all matters presented for stockholder action.  The Yeager family members are parties to a stockholders’ agreement, pursuant to which they have agreed to vote all of their shares of Class B Common Stock in accordance with the vote of the holders of a majority of such shares.  Election inspectors appointed for the meeting will tabulate votes cast by proxy or in person at the Annual Meeting and such election inspectors will determine whether or not a quorum is present.

The Board of Directors knows of no matters to be presented at the Annual Meeting other than those set forth in the Notice of 2009 Annual Meeting of Stockholders enclosed herewith.  However, if any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.  Any such other matter will require for its approval the affirmative vote of the holders of Shares having a majority of the votes present in person or represented by proxy at the Annual Meeting, provided a quorum is present, or such greater vote as may be required under the Company’s Certificate of Incorporation, the Company’s By-laws or applicable law.  A list of stockholders as of the record date will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting at the Company’s offices in Downers Grove.

ELECTION OF DIRECTORS

The number of directors of the Company, as determined by the Board of Directors under Article III of the Company’s By-laws, is currently five.  Each director holds office until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

The nominees for whom the enclosed proxy is intended to be voted are set forth below.  Each nominee for election as director currently serves as a director of the Company.  It is not contemplated that any of these nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxyholder for such person or persons as may be designated by the Board of Directors unless the stockholder has directed otherwise.

Directors are elected by a plurality of the votes cast at the Annual Meeting, provided a quorum is present.  Abstentions, withholding of authority to vote in the election, or broker non-votes will not affect the outcome of the election.  Stockholders are not allowed to cumulate their votes in the election of directors.

Nominees for Election as Directors

                 Business Experience During the Past Five Years
     Name                                   Age                            and Other Information

David P. Yeager	56
David P. Yeager has served as the Company’s Chairman of the Board since November 2008 and as Chief Executive Officer of the Company since March 1995. Mr. Yeager was Vice Chairman of the Board from January 1992 through November 2008.  From October 1985 through December 1991, Mr. Yeager was President of Hub Chicago. From 1983 to October 1985, he served as Vice President, Marketing of Hub Chicago. Mr. Yeager founded the St. Louis Hub in 1980 and served as its President from 1980 to 1983. Mr. Yeager founded the Pittsburgh Hub in 1975 and served as its President from 1975 to 1977. Mr. Yeager received a Masters in Business Administration degree from the University of Chicago in 1987 and a Bachelor of Arts degree from the University of Dayton in 1975. Mr. Yeager is the brother of Mark A. Yeager.

Mark A. Yeager	44
Mark A. Yeager has been the Company’s Vice Chairman since November 2008, has served as President since January 2005 and has been the Chief Operating Officer and a director since May 2004.  From July 1999 through December 2004, Mr. Yeager was President-Field Operations.  From November 1997 through June 1999 Mr. Yeager was Division President, Secretary and General Counsel.  From March 1995 to November 1997, Mr. Yeager was Vice President, Secretary and General Counsel.  From May 1992 to March 1995, Mr. Yeager served as the Company’s Vice President-Quality. Prior to joining the Company in 1992, Mr. Yeager was an associate at the law firm of Grippo & Elden from January 1991 through May 1992 and an associate at the law firm of Sidley & Austin from May 1989 through January 1991. Mr. Yeager received a Juris Doctor degree from Georgetown University in 1989 and a Bachelor of Arts degree from Indiana University in 1986. Mr. Yeager is the brother of David P. Yeager.

Gary D. Eppen	72
Gary D. Eppen has served as a director of the Company since February 1996.  Currently retired, Mr. Eppen was the Ralph and Dorothy Keller Distinguished Service Professor of Operations Management and Deputy Dean for part-time programs in the Graduate School of Business at The University of Chicago.  He received a Ph.D. in Operations Research from Cornell University in 1964, a Master of Science in Industrial Engineering from the University of Minnesota in 1960, a Bachelor of Science from the University of Minnesota in 1959 and an Associate in Arts degree in Pre-Engineering from Austin Junior College in 1956.

Charles R. Reaves	70
Charles R. Reaves has served as a director of the Company since February 1996. Since 1994, Mr. Reaves has been President and Chief Executive Officer of Reaves Enterprises, Inc., a real estate development company.  From April 1962 until November 1994, Mr. Reaves worked for Sears Roebuck & Company in various positions, most recently as President and Chief Executive Officer of Sears Logistics Services, Inc., a transportation, distribution and home delivery subsidiary of Sears Roebuck & Company.  Mr. Reaves received a Bachelor of Science degree in Business Administration from Arkansas State University in 1961.

Martin P. Slark	54
Martin P. Slark has served as a director of the Company since February 1996. Since 1976, Mr. Slark has been employed by Molex Incorporated (“Molex”), a publicly traded manufacturer of electronic, electrical and fiber optic interconnection products and systems.  Having worked for Molex in Europe, the United States and Asia, Mr. Slark is presently a Director and Vice Chairman and Chief Executive Officer of Molex and is also a Director of Liberty Mutual Insurance Company.  Mr. Slark is a companion of the British Institute of Management and received a Masters in Business Administration degree from the University of East London in 1993 and a Post-Graduate Diploma in Management Studies from Portsmouth University in 1981.

The Board of Directors recommends that the stockholders vote FOR the election of each nominee for director named above.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.  During the fiscal year ended December 31, 2008, the full Board of Directors met four times, the Audit Committee met nine times, the Compensation Committee met five times and the Nominating and Governance Committee met once.  During 2008, all directors attended at least 75% of the meetings of the Board of Directors and the committees thereof on which they served.  The Company encourages each member of the Board of Directors to attend each annual meeting of stockholders.  All directors attended the Company’s 2008 annual meeting of stockholders held on May 14, 2008.

Audit Committee

The duties of the Audit Committee are to oversee the Company’s internal control structure, review the Company’s financial statements and other financial information to be included in the Company’s 10-K and annual report to stockholders, select the independent auditors for the Company and its subsidiaries and review the Company’s annual audit plan.  The members of the Audit Committee are Messrs. Eppen, Reaves and Slark.  The Audit Committee has a written charter which is available on the Company’s website at www.hubgroup.com.  The Committee annually reviews and assesses the adequacy of the Charter.

The Board of Directors has determined that Messrs. Eppen, Reaves and Slark are “independent” in accordance with the applicable corporate governance listing standards of the Nasdaq Stock Market.  The Board of Directors has determined that the Audit Committee does not have an “audit committee financial expert” as that term is defined in the Securities and Exchange Commission regulations.  However, the Board of Directors has determined that all of the members of the Audit Committee are able to read and understand fundamental financial statements within the meaning of the Nasdaq Audit Committee requirements and that at least one of its members has the financial sophistication required by Nasdaq.  The Board of Directors has determined that by satisfying the requirements of the Nasdaq listing standards with a member of the Audit Committee that has the requisite “financial sophistication” qualifications, the Audit Committee has the financial expertise necessary to fulfill the duties and the obligations of the Audit Committee. The Board of Directors has concluded that the appointment of an “audit committee financial expert” is not necessary at this time.

Compensation Committee

The Compensation Committee is responsible for providing assistance to the Board in the discharge of its responsibilities relating to compensation and development of the Company’s Chief Executive Officer and other executive officers. In addition, the Compensation Committee reviews, adopts, terminates, amends or recommends to the Board the adoption, termination or amendment of equity-based employee plans, incentive compensation plans and employee benefit plans, as further described in the Compensation Committee Charter.  The Compensation Committee may use a compensation consultant to assist in the evaluation of Chief Executive Officer or executive officer compensation. The Compensation Committee has the sole authority to retain and terminate any compensation consultant and to approve the consultant’s fees and other retention terms.  The members of the Compensation Committee are Messrs. Eppen, Reaves and Slark.  The Compensation Committee has a written charter which is available on the Company’s website at www.hubgroup.com.  The Committee annually reviews and assesses the adequacy of the Charter.

Nominating and Governance Committee

The duties of the Nominating and Governance Committee are to identify individuals qualified to become Board members and nominate the director nominees for the next annual meeting of stockholders, assist the Board with succession planning and develop and recommend to the Board the corporate governance guidelines applicable to the Company.  The members of the Nominating and Governance Committee are Messrs. Eppen, Reaves and Slark.  The Nominating and Governance Committee has a written charter which is available on the Company’s website at www.hubgroup.com.  The Committee annually reviews and assesses the adequacy of the Charter.

Nominations of Directors

Directors may be nominated by the Board of Directors or by stockholders in accordance with the Bylaws of the Company.  As a matter of course, the Nominating and Governance Committee will review the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors.  The Nominating and Governance Committee will review all proposed nominees for the Board of Directors, including those proposed by stockholders, in accordance with the mandate contained in its charter.  This will include a review of the person’s judgment, experience, independence, understanding of the Company’s business or other related industries and such other factors as the Nominating and Governance Committee determines are relevant in light of the needs of the Board of Directors and the Company.  The Nominating and Governance Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors.

The Company has not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.   Each nominee for election as a director is standing for reelection.

For a stockholder to submit a candidate for consideration by the Nominating and Governance Committee, a stockholder must notify the Company’s Secretary.  In addition, the Bylaws permit stockholders to nominate directors at a stockholder meeting.  If a stockholder desires to nominate persons for election as directors at the next Annual Meeting of Stockholders, written notice of such stockholder’s intent to make such a nomination must be given and received by the Secretary of the Company at 3050 Highland Parkway, Suite 100, Downers Grove, IL 60515, either by personal delivery or by United States mail within the time period set forth below under “Stockholder Proposals.”  Each notice must describe the nomination in sufficient detail for the nomination to be summarized on the agenda for the meeting and must set forth: (i) the name and address, as it appears on the books of the Company, of the stockholder making the nomination, (ii) a representation that the stockholder is a holder of record of stock in the Company entitled to vote at the annual meeting of stockholders and intends to appear in person or by proxy at the meeting to present the nomination, (iii) a statement of the class and number of shares beneficially owned by the stockholder, (iv) the name and address of any person to be nominated, (v) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (vi) such other information regarding such nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the “Commission”), and (vii) the consent of such nominee to serve as a director of the Company if elected.  The presiding officer of the annual meeting of stockholders will, if the facts warrant, refuse to acknowledge a nomination not made in compliance with the foregoing procedure, and any such nomination not properly brought before the meeting will not be considered.

Controlled Company

The Board of Directors has determined that the Company is a “controlled company” as that term is defined by Nasdaq since the Yeager family, pursuant to their ownership of all Class B Common Stock, control 59% of the voting power of the Company as of March 11, 2009.  Pursuant to the Yeager Family Stockholder Agreement, the Yeager family members have agreed to vote all of their shares of Class B Common Stock in accordance with the vote of the holders of a majority of such shares.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all employees.  The Company’s Code of Business Conduct and Ethics may be found on the Company’s website, www.hubgroup.com.

Communicating with the Board

Stockholders may communicate directly with the Board of Directors.  All communications should be directed to the Company’s Secretary at the address set forth above and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors.  Each communication intended for the Board of Directors and received by the Secretary which is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures.

Review of Related Party Transactions

The Company does not employ specific procedures for the review, approval or ratification of related party transactions involving directors, nominees for directors, executive officers and their immediate family members, but considers such transactions on a case-by-case basis as they arise.

OWNERSHIP OF THE CAPITAL STOCK OF THE COMPANY

The following table sets forth information with respect to the number of shares of Class A Common Stock and Class B Common Stock beneficially owned by (i) each director of the Company, (ii) the current executive officers of the Company named in the table under “Compensation of Directors and Executive Officers--Summary Compensation Table,” (iii) all directors and executive officers of the Company as a group, and (iv) based on information available to the Company and a review of statements filed with the Commission pursuant to Section 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each person that owns beneficially (directly or together with affiliates) more than 5% of the Class A Common Stock or Class B Common Stock, in each case as of February 11, 2009, except as otherwise noted.  The Company believes that each individual or entity named has sole investment and voting power with respect to shares of the Class A Common Stock or Class B Common Stock indicated as beneficially owned by them, except as otherwise noted.

	Number (1)

Name	Class A	Class B	Percentage(2)
David P. Yeager (3)(4)	406,176	662,296	2.8%
Mark A. Yeager (3)(5)	686,933	662,296	3.6%
Terri A. Pizzuto (6)	81,110	--	*
David L. Marsh (7)	68,039	--	*
Christopher R. Kravas (8)	74,194	--	*
Gary D. Eppen (9)	48,950	--	*
Charles R. Reaves (10)	67,303	--	*
Martin P. Slark (11)	64,415	--	*
All directors and executive officers (13 people) (12)	1,613,591	662,296	6.0%
Debra A. Jensen (3)(13)	176,439	662,296	2.2%
Wellington Management Company, LLP (14)...............................	3,459,429	--	9.1%
T. Rowe Price Associates, Inc. (15)...............................	3,317,000	--	8.8%
Neuberger Berman (16).......... .....................	3,334,113	--	8.8%
Barclays (17).......... .....................	2,643,403	--	7.0%

____________________________________________________
*  Represents less than 1% of the outstanding shares of Common Stock.

(1)
Calculated pursuant to Rule 13d-3(d) under the Exchange Act.  Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights, or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(2)	Represents percentage of total number of outstanding shares of Class A Common Stock and Class B Common Stock.

(3)
The Yeager family members are parties to a stockholders’ agreement (the “Yeager Family Stockholder Agreement”), pursuant to which they have agreed to vote all of their shares of Class B Common Stock in accordance with the vote of the holders of a majority of such shares.  Except as provided in footnotes 4 and 5, each of the Yeager family members disclaims beneficial ownership of the shares of Class B Common Stock held by the other Yeager family members.  The Class B Common Stock represents approximately 59% of the total votes allocable to the Common Stock.  Members of the Yeager family own all of the Class B Common Stock.

(4)
Includes 51,624 shares of Class B Common Stock owned by the Laura C. Yeager 1994 GST Trust, 51,624 shares of Class B Common Stock owned by the Matthew D. Yeager 1994 GST Trust and 51,624 shares of Class B Common Stock owned by the Phillip D. Yeager 1994 GST Trust and 386,341 shares of Class B Common Stock as to which David P. Yeager may be deemed to have shared voting discretion pursuant to the Yeager Family Stockholder Agreement.  See Note 3. Includes 41,962 shares of restricted stock, as well as 29,334 shares of Class A Common Stock issuable upon exercise of options.  Also includes 176,439 shares of Class A Common Stock held by the Phillip C. Yeager 1994 Trust as Mr. Yeager has shared voting and dispositive power for these shares.

(5)
Includes 43,826 shares of Class A Common Stock and 44,040 shares of Class B Common Stock owned by the Alexander B. Yeager 1994 GST Trust and 43,826 shares of Class A Common Stock and 44,040 shares of Class B Common Stock owned by the Samantha N. Yeager 1994 GST Trust and 19,907 shares of Class A Common Stock owned by the Mark A. Yeager Perpetual Trust (for which Mark A. Yeager serves as sole trustee and has sole investment and voting discretion) and 469,126 shares of Class B Common Stock as to which Mark A. Yeager may be deemed to have shared voting discretion pursuant to the Yeager Family Stockholder Agreement.  See Note 3.  Also includes 36,761 shares of restricted stock, as well as 29,333 shares of Class A Common Stock issuable upon exercise of options.  Also includes 176,439 shares of Class A Common Stock held by the Phillip C. Yeager 1994 Trust as Mr. Yeager has shared voting and dispositive power with respect to these shares.

(6)	Includes 24,639 shares of restricted stock and 6,800 shares of Class A Common Stock issuable upon exercise of options.

(7)	Includes 19,366 shares of restricted stock.

(8)	Includes 18,381 shares of restricted stock and 12,000 shares of Class A Common Stock issuable upon exercise of options.

(9)	Includes 7,547 shares of restricted stock. 39,629 shares are held in the Gary D. Eppen Trust dated April 22, 1996.

(10)	Includes 7,547 shares of restricted stock.

(11)	Includes 24,000 shares of Class A Common Stock issuable upon exercise of options and 7,547 shares of restricted stock.

(12)	Includes 136,467 shares of Class A Common Stock issuable upon exercise of options and 251,507 shares of restricted stock.

(13)
Includes 25,000 shares of Class B Common Stock owned by the Elizabeth A. Jensen 1994 GST Trust and 25,000 shares of Class B Common Stock owned by the Patrick R. Jensen 1994 GST Trust and 469,125 shares of Class B Common Stock as to which Debra A. Jensen may be deemed to have shared voting discretion pursuant to the Yeager Family Stockholder Agreement.  See Note 3.  Also includes 176,439 shares of Class A Common Stock held by the Phillip C. Yeager 1994 Trust as Ms. Jensen has shared voting and dispositive power with respect to these shares.  Debra A. Jensen is the sister of David P. Yeager and Mark A. Yeager.

(14)
Wellington Management Company, LLP (“Wellington”) filed an amendment to a Schedule 13G with the Commission indicating beneficial ownership of shares of Class A Common Stock.  According to the Schedule 13G, Wellington has shared dispositive power with respect to all 3,459,429 shares of Class A Common Stock beneficially owned and shared voting power with respect to 2,496,500 shares of Class A Common Stock beneficially owned. These securities are owned by various individual and institutional investors, which Wellington serves as investment advisor with power to direct investments and/or sole power to vote the securities.  For purposes of the reporting requirements of the Exchange Act, Wellington is deemed the beneficial owner of such securities; however, Wellington expressly disclaims that it is, in fact, the beneficial owner of such securities.  The number of shares beneficially owned by Wellington is indicated as of February 17, 2009. The address of Wellington is 75 State Street, Boston, MA 02109.

(15)
T. Rowe Price Associates, Inc. (“Price Associates”) filed an amendment to a Schedule 13G with the Commission indicating beneficial ownership of shares of Class A Common Stock.  According to the Schedule 13G, Price Associates has sole dispositive power with respect to all 3,317,000 shares of Class A Common Stock beneficially owned and sole voting power with respect to 851,500 shares of Class A Common Stock beneficially owned. These securities are owned by various individual and institutional investors which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities.  For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed the beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.  The number of shares beneficially owned by Price Associates is indicated as of February 13, 2009. The address of Price Associates is 100 E. Pratt Street, Baltimore, MD 21202.

(16)
Neuberger Berman Inc., Neuberger Berman, LLC, Neuberger Berman Management LLC, and Neuberger Berman Equity Funds (collectively “Neuberger Berman”) filed an amendment to a Schedule 13G with the Commission indicating beneficial ownership of shares of Class A Common Stock.  According to the Schedule 13G, Neuberger Berman has sole voting power with respect to 120 shares of Class A Common Stock, shared voting power with respect to 2,816,400 shares of Class A Common Stock and shared dispositive power with respect to all 3,334,113 shares of Class A Common Stock.  The number of shares beneficially owned by Neuberger Berman is indicated as of February 12, 2009.  The address of Neuberger Berman is 605 Third Avenue, New York, NY 10158.

(17)
Barclays Global Investors, NA, Barclays Global Fund Advisors and Barclays Global Investors, Ltd. (collectively “Barclays”) filed a Schedule 13G with the Commission indicating beneficial ownership of shares of Class A Common Stock.  According to the Schedule 13G, Barclays has sole dispositive power with respect to all 2,643,403 shares of Class A Common Stock beneficially owned and sole voting power with respect to 2,061,016 shares of Class A Common Stock beneficially owned. Barclays has indicated that the shares reported held by Barclays are held in trust accounts for the economic benefit of the beneficiaries of those accounts.  The number of shares beneficially owned by Barclays is indicated as of February 6, 2009.  The address of the business office of Barclays Global Investors, NA is 400 Howard Street, San Francisco, CA 94105.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.  Officers, directors, and greater than ten-percent stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the Company’s 2008 fiscal year all applicable Section 16(a) filing requirements were complied with by the officers, directors, and greater than ten-percent beneficial owners.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview of Compensation Program

Our Compensation Committee has the responsibility for determining the compensation that is paid or awarded to our Company’s executive officers.  Our Compensation Committee consists of the three independent members of the Board.  Our Compensation Committee ensures that the total compensation paid to our executive officers is fair, reasonable and competitive and drives behavior that increases stockholder value over the long-term.

Compensation Philosophy and Objectives

Our Company’s compensation philosophy is designed to link executive performance to long-term stockholder value, connect pay with individual performance, maintain a compensation system that is competitive with industry standards and attract and retain outstanding executives.  We seek to incent our executives through both short term and long term awards, with a goal of superior Company performance. Our ultimate objective is to improve stockholder value.

Our Compensation Committee evaluates both performance and compensation to ensure that our Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, our Compensation Committee believes executive compensation packages provided to our executives should include both cash and stock-based compensation that reward performance as measured against pre-established goals.

Role of Executive Officers in Compensation Decisions

Our Compensation Committee, with input and recommendations from our Chief Executive Officer and President, makes all compensation decisions for the executive officers and approves recommendations of equity awards to all executive officers of the Company. The Chief Executive Officer and President annually review the performance of the executive officers. The conclusions reached and recommendations based on these reviews, including salary adjustments and annual stock and cash award amounts, are presented to the Compensation Committee.  Our Compensation Committee can exercise its discretion in modifying any recommended adjustments of stock or cash awards to executives.

Setting Executive Compensation

Based on the foregoing objectives, our Compensation Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals.

Compensation Consultant.   To help the Company achieve its compensation objectives, our Compensation Committee engaged Hay Group, Inc. as its independent compensation consultant for 2008.  The consultant’s role is to advise our Compensation Committee on all executive compensation matters. The consultant assists by providing relevant market data and evaluating the total compensation system relative to the compensation systems employed by comparable companies in the transportation industry and the overall U.S. industrial market. The consultant also provides an additional measure of assurance that the Company’s executive compensation program is a reasonable and appropriate means to achieve our objectives.  Our Compensation Committee reviews the performance and level of service provided by its independent compensation consultant on an annual basis.

Market Benchmarking.  A benchmark group of publicly-traded companies in the transportation industry is used annually by our Compensation Committee to ensure that Hub Group’s compensation programs offer competitive total compensation opportunities and reflect best practices in compensation plan design.  In 2008, the companies comprising the “Compensation Peer Group” were:

CH Robinson Worldwide, Inc.
Expeditors International of Washington, Inc.
Forward Air Corp.
J.B. Hunt Transport Services, Inc.
Landstar System, Inc.
Pacer International, Inc.
UTI Worldwide, Inc.
Werner Enterprises, Inc.

In addition, information on annual base salary increases and compensation data for the U.S. general industrial markets is provided by our Compensation Committee’s independent compensation consultant.

The Company’s CEO and President develop pay recommendations for the Company’s executives based on (i) the aforementioned market data, (ii) each executive’s individual performance and functional responsibilities as determined by the CEO and President; and (iii) Company performance, both financial and non-financial.  Our Compensation Committee reviews and approves these pay recommendations with the advice of its independent compensation consultant.  Our Compensation Committee also sets the base salary and incentive opportunities for the Company’s CEO based on (i) the aforementioned market data, (ii) the CEO’s individual performance and responsibilities and (iii) Company performance, both financial and non-financial.

Our Compensation Committee generally seeks to set the base salary for executive officers at the 50th percentile of compensation paid to similarly situated executives according to the general survey data.  Our Compensation Committee also considers, on a secondary basis, the proxy data of the companies comprising the Compensation Peer Group. Variations to this objective do occur as dictated by the experience level of the individual, personal performance and market factors.

There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, our Compensation Committee reviews information provided by our compensation consultant to determine the appropriate level and mix of incentive compensation.  Pay for such incentive compensation is awarded as a result of the performance of the Company or the individual, depending on the type of award, compared to pre-established goals.

2008 Executive Compensation Components

The Company’s executive compensation program has three components--base salary, annual incentives, and long-term incentives.  Base salary and annual incentives are primarily designed to reward current and past performance. Long-term incentives are primarily designed to provide strong incentives for long-term future Company growth.

Base Salary.  To attract and retain qualified executives, base salary is provided to our executive officers.  The base salary is determined based on position and responsibility using competitive criteria within the transportation industry.  During its review of base salaries for the executives, our Compensation Committee primarily considers (i) market data provided by our outside consultants, (ii) an internal review of the executive’s compensation, both individually and relative to other officers and (iii) individual performance of the executive.   Salary levels are typically reviewed annually as part of our annual performance review process as well as upon a promotion or other change in job responsibilities.  Increases are based on increases in the cost of living, individual performance and, to a lesser extent, trends within the industry.

For both 2008 and 2009, management recommended that our executive officers receive no increase in salary due to the challenging economic conditions.  The Compensation Committee agreed with this recommendation.

Annual Cash Incentive.  The Company’s annual cash incentive recognizes and rewards executives for taking actions that build the value of the Company and generate competitive total returns for stockholders.  Our annual cash incentive is determined with the assistance of the third party survey data referred to above and the value of the target award is generally set at 60% of the executive’s annual base salary.  This incentive is based solely on earnings per share (“EPS”) for our Chief Executive Officer and President.  For our other executive officers, this incentive is based on a combination of EPS (80%) and on individual performance compared against certain pre-determined personal goals (20%).  The personal goals vary by officer.  For 2008, the personal goals for officers responsible for each of our service lines were generally tied to specific financial metrics for the service line managed by the executive.   For our other executives, the personal goals were generally tied to specific objectives within their area of responsibility.  The personal goals are generally set at a level that are believed to be achievable with superior personal performance.

Ms. Pizzuto’s personal goals required her to maintain strong investor relations (25%), assist with analysis and due diligence for acquisitions (25%) and maintain strong financial processes, controls and team leaders (50%).  Ms. Pizzuto met or exceeded each of these goals and earned her full annual cash incentive related to her personal goals of $36,000.

Mr. Marsh’s personal goals required him to meet a service line defined profitability growth goal for intermodal, a service line defined profitability growth goal for truck brokerage, a service line defined profitability growth goal for logistics and an intermodal volume growth target.  Each of these four goals had a target incentive of $9,000, making Mr. Marsh’s total potential incentive related to personal goals $36,000.  The intermodal growth goal was measured by a scale under which Mr. Marsh would not earn any incentive if intermodal service line profitability did not grow by at least 6.5% (at which 75% of the incentive was earned) and 100% of his target incentive if the intermodal service line defined profitability grew by 8.7%.  The intermodal service line profitability did not grow and therefore Mr. Marsh earned nothing under this goal.  The truck brokerage growth goal was measured by a scale under which Mr. Marsh would not earn any incentive if truck brokerage service line profitability did not grow by at least 7.5% (at which 50% of the incentive was earned) and 100% of his target incentive if the truck brokerage service line defined profitability grew by 15%.  Truck brokerage service line profitability did not grow by at least 7.5% and therefore Mr. Marsh earned nothing under this goal.   The logistics growth goal was measured by a scale under which Mr. Marsh would not earn any incentive if logistics service line profitability did not grow by at least 15% (at which 50% of the incentive was earned) and 100% of his target incentive if the logistics service line defined profitability grew by 20.8%.  Logistics service line profitability grew by 19.6% and therefore Mr. Marsh earned 90% or $8,100 of this logistics incentive.  The intermodal volume growth goal was measured by a scale under which Mr. Marsh would not earn any incentive if intermodal volume did not grow by at least 2% (at which 80% of the incentive was earned) and 100% of his target incentive if intermodal volume grew by 3%.  Intermodal volume grew by 2% and therefore Mr. Marsh earned 80% or $7,200 of this intermodal volume incentive.  In total, Mr. Marsh received $15,300 out of a potential $36,000 related to his personal goals.

Mr. Kravas’ personal goals required him to meet a service line defined profitability growth goal for intermodal, an intermodal volume growth target and a goal related to the amount of Hub Group drayage performed by our Comtrak subsidiary.  The service line defined profitability growth goal for intermodal had a target incentive of $18,000 and the other two goals had a target incentive of $9,000 each, making Mr. Kravas’ total potential incentive related to personal goals $36,000.  The intermodal service line profitability growth goal was measured by a scale under which Mr. Kravas would not earn any incentive if intermodal service line profitability did not grow by at least 6.5% (at which 75% of the incentive was earned) and 100% of his target incentive if the intermodal service line defined profitability grew by 8.7%.  The intermodal service line profitability did not grow and therefore Mr. Kravas earned nothing under this goal.  The intermodal volume growth goal was measured by a scale under which Mr. Kravas would not earn any incentive if intermodal volume did not grow by at least 2% (at which 80% of the incentive was earned) and 100% of his target incentive if intermodal volume grew by 3%.  Intermodal volume grew by 2% and therefore Mr. Kravas earned 80% or $7,200 of this intermodal volume incentive.  The Comtrak drayage goal was measured by a scale under which Mr. Kravas would not earn any incentive if Comtrak did not perform at least 30% of Hub Group’s drayage (at which 40% of the incentive was earned) and 100% of his target incentive if Comtrak performed 40% of Hub Group’s drayage. Comtrak performed approximately 30% of Hub Group’s drayage and therefore 40% or $3,600 of this incentive was earned.  However, the Compensation Committee, upon the recommendation of the Chief Executive Officer, elected to pay 100% of this incentive, or $9,000, due to the outstanding work Mr. Kravas did purchasing drayage services for Hub Group.  In total, Mr. Kravas received $16,200 out of a potential $36,000 related to his personal goals.

Each year our Compensation Committee sets an EPS target for our Company.  Once the year is completed, Hub Group’s earnings per share are compared against the EPS target.  If we meet the EPS target, we pay the EPS portion of the award.  If we do not meet our EPS target, we do not pay any cash incentive related to EPS or we pay a reduced incentive based on a sliding scale.  In the same way, our executives can earn, also on a sliding scale, up to twice their EPS target incentive if we substantially exceed our EPS target.  For 2008, our sliding scale started at $1.49 (“Adjusted 2007 EPS”), which equals our 2007 EPS after excluding the four cents of earnings per share due to certain non-recurring tax benefits.  Our EPS target for 2008 was set at $1.70, which represents a 14% increase over our Adjusted 2007 EPS.  Our executives could earn twice their EPS target incentive if we earned $1.91 per share, which represents a 28% increase over our Adjusted 2007 EPS.  During 2008, we earned $1.58 per share.  Based on our pre-approved sliding scale, our executives therefore received 40% of their EPS target incentive.

Mr. David Yeager’s target incentive related to EPS was $344,920 for 2008.  Mr. Yeager received 40% of this targeted amount, or $137,968 in accordance with the sliding scale previously approved by the Compensation Committee. Mr. Mark Yeager’s target incentive related to EPS was $239,693 for 2008.  Mr. Mark Yeager received 40% of this targeted amount or $95,877.  Ms. Pizzuto’s target incentive related to EPS was $144,000 for 2008.  Ms. Pizzuto received 40% of this targeted amount or $57,600.  Mr. Marsh’s target incentive related to EPS was $144,000 for 2008.  Mr. Marsh received 40% of this targeted amount or $57,600.  Mr. Kravas’ target incentive related to EPS was $144,000 for 2008.  Mr. Kravas received 40% of this targeted amount or $57,600.

All cash compensation is approved by our Compensation Committee before it is paid to our executive officers.

Long-Term Equity Incentives.  The Company’s Long-Term Equity Incentive Program serves to reward executive performance that successfully executes the Company’s long-term business strategy and builds stockholder value.  The program allows for the awarding of options and stock appreciation rights, restricted stock and performance units.  The Long-Term Equity Incentive Program encourages participants to focus on long-term Company performance and provides an opportunity for executive officers and certain designated key employees to increase their ownership stake in the Company through grants of the Company’s Class A Common Stock.   The Company maintains the Hub Group, Inc. 1996 Long-Term Incentive Plan, 1997 Long-Term Incentive Plan, 1999 Long-Term Incentive Plan and the Hub Group, Inc. 2002 Long-Term Incentive Plan.

For the last few years, the Company has made an annual grant of restricted stock to its executive officers.  The size of this grant was determined with the help of our outside compensation consultant and was generally designed to be competitive with the Compensation Peer Group.  In October 2005, our Compensation Committee discussed the proposed restricted stock grants which would be part of the 2006 executive compensation package.  After considering these grants, our Compensation Committee approved the grants in late December 2005.  Starting with this December 2005 grant, our Compensation Committee agreed to keep the number of shares generally fixed for three years so that executives, like stockholders, will be directly impacted by changes in our stock price.  For the 2007 compensation package and future years, our Compensation Committee decided to make the annual restricted stock grants in early January rather than in late December.  For grants made in 2007 and prior years the restricted stock will vest over a period of three years.  For grants made in 2008, the restricted stock will vest over a period of five years.

In conducting the compensation review at the end of 2005, our outside consultants and our Compensation Committee discussed the need for a substantial long-term incentive grant to motivate superior long-term performance.  After discussing this issue for some time, on May 22, 2006, our Compensation Committee granted performance units to certain of our executive officers.  In order for these performance units to be earned and converted to restricted stock on a one for one basis, Hub Group’s combined operating income for 2006, 2007 and 2008 (the “Performance Period”) needed to total $254.7 million (the “Performance Target”).  No restricted stock was to be awarded and the performance units were to be canceled and forfeited if we failed to meet the Performance Target.  If our Performance Target was met, but Hub Group’s operating income for the Performance Period did not meet or exceed $283.0 million, the performance units were to be earned, subject to our Compensation Committee having the right to reduce to less than 100% the percentage of performance units earned.  If our operating income for the Performance Period equaled or exceeded $283.0 million, then the performance units were to be fully earned and not subject to a downward adjustment by the Compensation Committee.  Hub Group’s combined operating income for the Performance Period was approximately $265.0 million.  In February 2009, our Compensation Committee reviewed Hub Group’s combined operating income for the Performance Period and decided to exercise its downward discretion so that no restricted stock was issued under this long-term incentive program.

Our Compensation Committee has delegated to our Chief Executive Officer the ability to grant $500,000 of restricted stock to non-executive officers each year.  Our Chief Executive Officer grants this stock from time to time to new hires or in connection with a promotion or outstanding performance by current employees.  The Company has not granted any stock options since 2003.

Perquisites and Other Compensation

Our Company provides executive officers with perquisites and other personal benefits that the Company and our Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. Our Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

The perquisites and other compensation we provided in 2008 are as follows. All of our named executive officers participated in our 401(k) plan and received matching funds up to the federally allowed maximum match.  We maintain $50,000 of life insurance on all of our executive officers.  The Company maintains a non-qualified deferred compensation plan and provides a matching contribution to participants.  The Company also makes available to its executive officers an annual physical at a local hospital.  The Company allows personal use of its fractional airplane interests by certain executive officers.  Personal use of our aircraft interests requires approval by the Chief Executive Officer.  Our executives must reimburse the Company for their personal use of our aircraft interests at the Standard Industry Fare Level plus either 20% or 30% depending on the aircraft.

Retirement and Other Benefits

Pension Benefits

We do not provide pension arrangements or subsidized post-retirement health coverage for our executives or employees.

Non-Qualified Deferred Compensation

Our executive officers, in addition to certain other key managerial employees, are entitled to participate in the Hub Group, Inc. Non-Qualified Deferred Compensation Plan.  Pursuant to this plan, eligible employees can defer certain compensation on a pre-tax basis.  The Hub Group, Inc. Non-Qualified Deferred Compensation Plan is discussed in further detail under the heading “Nonqualified Deferred Compensation” on page 22.

Other Post-Employment Payments

All of our executive officers are employees-at-will and as such do not have employment contracts with us.  Certain payments will be made upon a change of control or the retirement of our executive officers.  These payments are discussed in further detail under “Potential Payouts upon Termination or Change of Control” on page 24.

Ownership Guidelines

To directly align the interests of executive officers with the interests of the stockholders, in the fall of 2006 our Board adopted a policy that requires each executive officer to maintain a minimum ownership interest in the Company.  Each executive officer must own Company stock with a value of at least two times their base annual salary.  Each executive officer has five years to meet this requirement.  Until they do, executive officers must retain a minimum of 25% of the stock granted to them in any one year.  Our independent directors have also agreed to maintain stock valued at twice their annual retainer.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the Company’s deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million each unless certain requirements are met.  The policy of our Compensation Committee with respect to section 162(m) is to establish and maintain a compensation program which will optimize the deductibility of compensation.  Our Compensation Committee, however, reserves the right to use its judgment, where merited by our Compensation Committee’s need to respond to changing business conditions or by an executive officer’s individual performance, to authorize compensation which may not, in a specific case, be fully deductible to the Company.  For 2008, the amount of certain compensation in excess of $1 million for each of the named executive officers was not deductible for federal income tax purposes.

Section 274(e) of the Code limits the Company's deduction for expenses allocated to certain personal use of its fractional airplane interests.  For 2008, such expenses, less amounts reimbursed to the Company, were not deductible for federal income tax purposes.

Compensation Committee Report

This report is submitted by the Compensation Committee of the Board of Directors.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and has recommended to the Board that it be included in this Proxy Statement.

COMPENSATION COMMITTEE

Gary D. Eppen
Charles R. Reaves
Martin P. Slark, Chairman

2008 SUMMARY COMPENSATION TABLE

The following table sets forth a summary of the annual, long-term and other compensation for services rendered to the Company for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006  paid or awarded to those persons who were: (i) the Company’s chief executive officer at December 31, 2008, (ii) the Company’s chief financial officer at December 31, 2008 and (iii) the Company’s three most highly compensated executive officers other than the chief executive officer and chief financial officer (collectively, together with the Company’s chief executive officer and chief financial officer, the “Named Executive Officers”).

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards($)(1)	Option Awards($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)($)	All Other Compen-sation (4)($)	Total($)
David P. Yeager Chairman and Chief Executive Officer	2008 2007 2006	596,977(5) 574,867 558,123	-- -- --	410,096 306,690 219,351	-- -- --	137,968 500,134 669,748	-- 51,229 43,204	173,442(6) 114,472 114,906	1,318,483 1,547,392 1,605,332
Mark A. Yeager Vice Chairman, President and Chief Operating Officer	2008 2007 2006	414,854(5) 399,489 387,853	-- -- --	351,511 312,881 216,217	-- -- --	95,877 347,555 465,424	51,077 37,795 31,840	98,061(7) 72,175 46,743	1,011,380 1,169,895 1,148,077
Terri A. Pizzuto Executive Vice President, CFO and Treasurer	2008 2007	311,538(5) 287,365	-- --	229,660 192,856	-- --	93,600 230,886	-- --	15,493(8) 14,984	650,291 726,091
David L. Marsh Chief Marketing Officer	2008 2007 2006	311,538(5) 286,372 270,375	-- -- --	219,105 200,253 136,115	-- -- --	72,900 181,026 309,560	6,416 7,613 6,449	21,519(9) 19,104 19,451	631,478 94,368 741,950
Christopher R. Kravas Chief Intermodal Officer	2008	311,538 (5)	--	175,755	--	73,800	1,876	16,828(10)	579,797

(1) Consists of amounts expensed in 2008, 2007 and 2006 in accordance with FASB Statement No. 123(R) with respect to restricted stock awards made by our Company to our executives each with a vesting period of three years, except for awards made in 2008 which vest over five years.

(2) In addition to salary, our Compensation Committee provides an annual cash incentive.  Our annual cash incentive is determined with the assistance of third party survey data and the value of the target award is generally set at 60% of the executive’s annual salary.  This incentive is based solely on earnings per share (“EPS”) for our Chief Executive Officer and President.  For our other executive officers, this incentive is based on a combination of EPS (80% in 2008 and 60% in 2007 and 2006) and on individual performance compared against certain predetermined personal goals (20% in 2008 and 40% in 2007 and 2006).

(3) Represents above market earnings on deferred compensation.

(4) Personal use of our aircraft requires approval by the Chief Executive Officer.  Our executives must reimburse the Company for their personal use of our aircraft interest at the Standard Industry Fare Level plus either 20% or 30% depending on the aircraft.  We value the personal use of our aircraft interests as the difference between the amount paid by the executive to the Company for use of the plane and the aggregate incremental cost of using the plane.  The incremental cost includes the hourly flight fee, all fuel charges, overnight fees, on-board catering, landing fees, parking fees, certain taxes and passenger ground transportation.  We do not include in incremental costs the fixed costs that do not change based on personal usage, such as monthly management fees or the purchase or lease costs of our fractional interest in aircraft.

(5) None of our executive officers received a salary increase for 2008.  The increase in salary is due to one additional pay period in 2008 versus 2007 and, in the case of Ms. Pizzuto, Mr. Marsh and Mr. Kravas, due to a salary increase during 2007 in connection with their promotions.

(6) Represents our Company’s matching contribution to the Section 401(k) plan of $6,545, the value of insurance premiums paid by the Company for term life insurance equal to $48, the vested match made to Mr. Yeager’s account in our original Deferred Compensation Plan equal to $29,560 and the match made to Mr. Yeager’s account in our current Deferred Compensation Plan equal to $17,246.  Also represents Mr. Yeager’s personal use of our Company’s fractional airplane interests equal to $120,043.

(7) Represents our Company’s matching contribution to the Section 401(k) plan of $6,545, the value of insurance premiums paid by the Company for term life insurance equal to $48, the vested match made to Mr. Yeager’s account in our original Deferred Compensation Plan equal to $9,450 and the match made to Mr. Yeager’s account in our current Deferred Compensation Plan equal to $11,985.  Also represents Mr. Yeager’s personal use of our Company’s fractional airplane interests equal to $70,033.

(8) Represents our Company’s matching contribution to the Section 401(k) plan of $6,445, the value of insurance premiums paid by the Company for term life insurance equal to $48 and the match made to Ms. Pizzuto’s account in our current Deferred Compensation Plan equal to $9,000.

(9) Represents our Company’s matching contribution to the Section 401(k) plan of $6,581, the value of insurance premiums paid by the Company for term life insurance equal to $48, the vested match made to Mr. Marsh’s account in our original Deferred Compensation Plan equal to $4,500, the match made to Mr. Marsh’s account in our current Deferred Compensation Plan equal to $9,000 and the value of an executive physical equal to $1,390.

(10) Represents our Company’s matching contribution to the Section 401(k) plan of $6,390, the value of insurance premiums paid by the Company for term life insurance equal to $48, the match made to Mr. Kravas’s account in our current Deferred Compensation Plan equal to $9,000 and the value of an executive physical equal to $1,390.

2008 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units #	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(2)	Options (# )	Awards($/Sh)	($)
David P. Yeager	1/2/2008	--	--	--	--	--	--	20,692	--	--	533,233
Mark A. Yeager	1/2/2008	--	--	--	--	--	--	17,736	--	--	457,057
Terri A. Pizzuto	1/2/2008	--	--	--	--	--	--	12,004	--	--	309,343
David L. Marsh	1/2/2008	--	--	--	--	--	--	8,868	--	--	228,528
Christopher R. Kravas	1/2/2008	-	--	--	--	--	--	8,868	--	--	228,528

(1) We do not have any multi-year non-equity incentive plan awards.  Our non-equity incentive plan award is made on an annual basis based on a single year’s performance.  Please see Footnote 2 to the Summary Compensation Table for a description of this plan.
(2) Restricted stock that vests ratably annually on the date of grant over five years.

Narrative Description for Summary Compensation and Grants of Plan-Based Awards Tables

On March 15, 2007, Ms. Pizzuto was appointed by the Board to the position of Executive Vice President, Chief Financial Officer and Treasurer.  In connection with this promotion, and after considering compensation data provided by the Hay Group, the Compensation Committee approved, upon the recommendation of Hub’s CEO, an increase in Ms. Pizzuto’s base salary from $253,071 to $300,000 and an increase in her annual cash incentive target from $151,843 to $180,000. Ms. Pizzuto was also granted 2,004 shares of restricted stock on May 7, 2007 in connection with her promotion.  These restricted shares had a value of $75,030 on the grant date.  In late October 2007, Mr. Marsh was promoted to our Chief Marketing Officer.  In connection with this promotion, the Compensation Committee approved, upon the recommendation of Hub’s CEO, an increase in Mr. Marsh’s base salary from $283,894 to $300,000 and an increase in his annual cash incentive target from $170,336 to $180,000, pro-rated for 2007.  In late October 2007, Mr. Kravas was promoted to our Chief Intermodal Officer.  In connection with this promotion, the Compensation Committee approved, upon the recommendation of Hub’s CEO, an increase in Mr. Kravas’ base salary from $273,182 to $300,000 and an increase in his annual cash incentive target from $163,909 to $180,000, pro-rated for 2007.

As part of the annual compensation package, our Compensation Committee grants restricted Class A Common Stock to our executive officers.  These awards are generally based on merit and third party survey data.

In October 2006, our Compensation Committee agreed to keep the number of shares generally fixed for the 2006, 2007 and 2008 compensation packages so that executives, like stockholders, will be directly impacted by changes in our stock price.  Consistent with this arrangement, all of the named executive officers except for Ms. Pizzuto received the same number of restricted shares in January 2007 as the prior year grant.  Ms. Pizzuto received additional shares due to her superior performance.  In January 2008, Mr. David Yeager, Mr. Mark Yeager and Mr. Kravas received the same number of shares as 2007.  Ms. Pizzuto received additional shares due to her promotion to Chief Financial Officer.  Mr. Marsh received fewer shares, and a grant more in line with his peers, as the truck brokerage service line did not grow as substantially in 2007 as in prior years.

These restricted shares are entitled to dividends to the same extent as ordinary shares, but the dividends are restricted to the same extent as the underlying security.  Once the restricted stock vests, any dividends paid on that stock also vest.

We do not have employment agreements with our executive officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
David P. Yeager	--	--	--	--	--	20,692(1)13,794 (2)	548,959 365,955	77,420 (4)	2,053,953
Mark A. Yeager	--	--	--	--	--	17,736 (1) 11,824 (2)	470,536 313,691	64,516 (4)	1,711,609
Terri A. Pizzuto	6,800	--	--	2.43	7/2/2012	12,004 (1) 6,666 (2) 1,336 (3)	318,466 176,849 35,444	43,010 (4)	1,141,055
David L. Marsh	--	-- --	-- --	--	--	8,868 (1) 7,882 (2)	235,268 209,109	43,010 (4)	1,141,055
Christopher R. Kravas	12,000	--	--	2.00	2/26/2012	8,868 (1) 5,912 (2)	235,268 156,845	43,010 (4)	1,141,055

(1) Restricted stock remaining from a grant made on January 2, 2008 that vests ratably annually on the date of grant over five years.

(2) Restricted stock remaining from a grant made on January 2, 2007 that vests ratably annually on the date of grant over three years.

(3) Restricted stock remaining from a grant made on May 7, 2007 that vests ratably annually on the date of grant over three years.

(4)  On May 22, 2006, our Compensation Committee granted performance units to certain of our executive officers.  In order for these performance units to be earned and converted to restricted stock on a one for one basis, Hub Group’s combined operating income for 2006, 2007 and 2008 (the “Performance Period”) needed to total $254.7 million (the “Performance Target”).  No restricted stock was to be awarded and the performance units were to be canceled and forfeited if we failed to meet the Performance Target.  If our Performance Target was met, but Hub Group’s operating income for the Performance Period did not meet or exceed $283.0 million, the performance units were to be earned, subject to our Compensation Committee having the right to reduce to less than 100% the percentage of performance units earned.  If our operating income for the Performance Period equaled or exceeded $283.0 million, then the performance units were to be fully earned and not subject to a downward adjustment by the Compensation Committee.  Hub Group’s combined operating income for the Performance Period was approximately $265.0 million.  In February 2009, our Compensation Committee reviewed Hub Group’s combined operating income for the Performance Period and decided to exercise its downward discretion so that no restricted stock was issued under this long-term incentive program.

2008 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
David P. Yeager	--	--	13,795	340,323
Mark A. Yeager	--	--	11,824	291,698
Terri A. Pizzuto	--	--	7,412	191,181
David L. Marsh	--	--	7,883	194,474
Christopher R. Kravas	--	--	5,912	145,849

2008 NONQUALIFIED DEFERRED COMPENSATION
Original Deferred Compensation Plan

	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions		Aggregate Balance at Last FYE
Name	($)	($)	($)(1)	($)		($)(3)
David P. Yeager	--	--	--	1,237,991	(2)	--
Mark A. Yeager	--	--	89,609	--		992,063
Terri A. Pizzuto	--	--	--	--		--
David L. Marsh	--	--	11,256	68,840		135,536
Christopher R. Kravas	--	--	3,291	--		42,940

(1) That portion of the interest that is above market is included in Change in Pension Value and Nonqualified Deferred Compensation Earnings in the Summary Compensation Table.  A portion of the earnings is interest earned on a matching contribution that has not yet vested and is subject to forfeiture.  The amount of interest reported that is subject to forfeiture is $1,031 for Mr. Mark Yeager, $823 for Mr. Marsh and $759 for Mr. Kravas.

(2) Represents the total distribution of which $1,113,893 was transferred to our current Deferred Compensation Plan and $124,098 was paid to Mr. David Yeager.

(3) The amount of compensation in the aggregate balance that was reported as compensation in the 2008 Summary Compensation Table is $29,560 for Mr. David Yeager, $60,527 for Mr. Mark Yeager, $10,916 for Mr. Marsh and $1,876 for Mr. Kravas. The amount of compensation in the aggregate balance that was reported as compensation in the 2007 Summary Compensation Table is $65,779 for Mr. David Yeager, $43,072 for Mr. Mark Yeager and $11,696 for Mr. Marsh.  The amount of compensation in the aggregate balance that was reported as compensation in the 2006 Summary Compensation Table is $59,378 for Mr. David Yeager, $39,117 for Mr. Mark Yeager and $10,232 for Mr. Marsh.

Current Deferred Compensation Plan

	Executive Contributions in Last FY		Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	($)(1)		($)(2)	($)(3)	($)	($)(4)
David P. Yeager	1,443,026	(5)	17,246	(772,450)	--	1,295,667
Mark A. Yeager	114,361		11,985	(141,889)	--	352,581
Terri A. Pizzuto	31,154		9,000	(29,726)	--	112,436
David L. Marsh	110,090		9,000	(95,741)	--	180,938
Christopher R. Kravas	47,247		9,000	(35,186)	--	151,170

(1) Executive contributions (other than a transfer into this plan of $1,113,893 as set forth in footnote 5) are included inSalary in the Summary Compensation Table.

(2) Our Company contributions are a match made subject to a cliff vesting requirement as more fully explained below.  Our Company contributions are included in All Other Compensation in the Summary Compensation Table.

(3) None of these earnings are included in the Summary Compensation Table as these are earnings on investments made in various commonly available investment vehicles.

(4) The amount of compensation in the aggregate balance that was reported as compensation in the 2008 Summary Compensation Table is $346,379 for Mr. David Yeager, $126,346 for Mr. Mark Yeager, $40,154 for Ms. Pizzuto, $119,090 for Mr. Marsh and $56,247 for Mr. Kravas.  The amount of compensation in the aggregate balance that was reported as compensation in the 2007 Summary Compensation Table is $333,144 for Mr. David Yeager, $141,722 for Mr. Mark Yeager, $37,737 for Ms. Pizzuto and $51,956 for Mr. Marsh.  The amount of compensation in the aggregate balance that was reported as compensation in the 2006 Summary Compensation Table is $128,368 for Mr. David Yeager, $69,814 for Mr. Mark Yeager and $48,667 for Mr. Marsh.

(5) $1,113,893 of this total represents a transfer of funds from the Original Plan to the Current Plan.  $329,133 of this total represents executive contributions from salary and/or bonus.

We maintain two non-qualified deferred compensation plans.  Our Compensation Committee adopted our first plan with an effective date of January 1, 2000 (the “Original Plan”).  We allowed a select group of management and highly compensated employees to make contributions to our Original Plan through 2004.  Our Compensation Committee adopted a new non-qualified deferred compensation plan effective January 1, 2005 (the “Current Plan”).  We allowed a select group of management and highly compensated employees to make contributions to our Current Plan beginning in 2005.

Our Original Plan is not funded and provides for a fixed rate of return on our employees’ deferrals and any match by our Company.  We provided participants with a fixed rate of return of 10% for contributions made in 2000 and 2001 and 8% for contributions made in 2002, 2003 and 2004.  Participating employees could contribute up to 15% of their cash compensation under the Original Plan.  The Original Plan also included a match by our Company.  The match is equal to 50% of the first 6% of contributions to the plan with a maximum match equivalent to 3% of base salary. The match is subject to a five year cliff vest measured from the date of the contribution.  For example, if the employee made a contribution in 2000, the match vested if the employee was still employed on January 1, 2005.  Subject to certain exceptions, we also pay interest on the match at the same rate as the interest paid on the employees’ contribution.  The interest on the match is subject to forfeiture if the underlying match is forfeited and vests when our match vests.  Any deferral, including the match and all interest, made under the Original Plan will be paid out upon the earlier of (i) the termination of such employee’s employment or (ii) the payout date originally selected by the employee.

Our Current Plan is funded and does not provide for a fixed rate of return.  Each participating employee selects from a range of investment options.  We then provide an investment return equal to the return from the selected investment options.  The investment options which may be selected by the participating employees track commonly available investment vehicles, including mutual funds, bond funds and money market funds.  Participating employees can contribute up to 50% of their salary and up to 100% of their annual cash incentive under the Current Plan.

The Current Plan also includes a match by our Company.  The match is equal to 50% of the first 6% of contributions to the plan with a maximum match equivalent to 3% of base salary.  The match for 2005, 2006 and 2007 has vested.  The match for contributions made starting January 1, 2008 and future years will vest over three years on a cliff basis.  For example, an employee who contributed to the Current Plan in 2008 received a match in early 2009 that will vest on January 1, 2011.  The Company match, if vested, and earnings thereon, is paid out seven months after separation from service in either a lump sum or over a period of up to ten years, at the employee’s election.  The employee’s contributions, and earnings thereon, are paid out upon separation from service or at a predetermined date and may be paid out in a lump sum or over a period of up to ten years.  The match is subject to forfeiture if the participant leaves the Company and goes to work for a competitor.

Potential Payouts Upon Termination or Change of Control

As required, in the following section we disclose the amount that would have been earned by our named executive officers due to the vesting of our performance units assuming a change of control on December 31, 2008.  As we have elsewhere disclosed, in February 2009 our Compensation Committee reviewed Hub Group’s combined operating income for the three year performance period and decided to exercise its downward discretion so that no restricted stock was issued under this long-term incentive program.

David P. Yeager, Chairman and CEO

Change of Control

Mr. Yeager has been granted performance units and various awards of restricted stock under our Long-Term Incentive Plans.  Pursuant to his award agreements, this restricted stock vests upon a change of control and these performance units will be fully earned and the corresponding restricted stock will be granted and immediately vest upon a change of control.  As of December 31, 2008, Mr. Yeager owned 77,420 performance units and 34,486 shares of restricted stock.  Assuming the triggering event took place on the last business day of 2008, the value of the performance units and restricted stock would be $2,968,866.

Mr. Yeager is a participant in our Current Deferred Compensation Plan.  Our Current Plan provides for the vesting of the Company match and any earnings thereon upon a change of control.  Assuming a change of control as defined under this plan occurred on December 31, 2008, a total of $17,246 worth of Company matching contributions and interest or earnings thereon would have vested.

Mark A. Yeager, Vice Chairman, President and COO

Change of Control

Mr. Yeager has been granted performance units and various awards of restricted stock under our Long-Term Incentive Plans.  Pursuant to his award agreements, this restricted stock vests upon a change of control and these performance units will be fully earned and the corresponding restricted stock will be granted and immediately vest upon a change of control.  As of December 31, 2008, Mr. Yeager owned 64,516 performance units and 29,560 shares of restricted stock.  Assuming the triggering event took place on the last business day of 2008, the value of the performance units and restricted stock would be $2,495,836.

Mr. Yeager is a participant in both of our non-qualified deferred compensation plans.  Our Original Plan provides for the vesting of the Company match and any interest thereon upon a change of control.  Our Current Plan provides for the vesting of the Company match and any earnings thereon upon a change of control.  Assuming a change of control as defined under these plans occurred on December 31, 2008, a total of $25,438 worth of Company matching contributions and interest or earnings thereon would have vested.

Retirement

Upon retirement, which is defined as the termination of employment on or after the age of 55, Mr. Yeager would be entitled to immediate vesting of any non-vested employer match and interest thereon under our Original Deferred Compensation Plan.  As of December 31, 2008, Mr. Yeager was 44 years old and therefore does not at this time qualify for this benefit.

Terri A. Pizzuto, Executive Vice President, Treasurer and CFO

Change of Control

Ms. Pizzuto has been granted performance units and various awards of restricted stock under our Long-Term Incentive Plans.  Pursuant to her award agreements, this restricted stock vests upon a change of control and these performance units will be fully earned and the corresponding restricted stock will be granted and immediately vest upon a change of control.  As of December 31, 2008, Ms. Pizzuto owned 43,010 performance units and 20,006 shares of restricted stock.  Assuming the triggering event took place on the last business day of 2008, the value of the performance units and restricted stock would be $1,671,814.

Ms. Pizzuto is a participant in our Current Deferred Compensation Plan.  Our Current Plan provides for the vesting of the Company match and any earnings thereon upon a change of control.  Assuming a change of control as defined under this plan occurred on December 31, 2008, a total of $9,000 worth of Company matching contributions and interest or earnings thereon would have vested.

David L. Marsh, Chief Marketing Officer

Change of Control

Mr. Marsh has been granted performance units and various awards of restricted stock under our Long-Term Incentive Plans.  Pursuant to his award agreements, this restricted stock vests upon a change of control and these performance units will be fully earned and the corresponding restricted stock will be granted and immediately vest upon a change of control.  As of December 31, 2008, Mr. Marsh owned 43,010 performance units and 16,750 shares of restricted stock.  Assuming the triggering event took place on the last business day of 2008, the value of the performance units and restricted stock would be $1,585,433.

Mr. Marsh is a participant in both of our non-qualified deferred compensation plans.  Our Original Plan provides for the vesting of the Company match and any interest thereon upon a change of control.  Our Current Plan provides for the vesting of the Company match and any earnings thereon upon a change of control.  Assuming a change of control as defined under these plans occurred on December 31, 2008, a total of $19,745 worth of Company matching contributions and interest or earnings thereon would have vested.

Retirement

Upon retirement, which is defined as the termination of employment on or after the age of 55, Mr. Marsh would be entitled to immediate vesting of any non-vested employer match and interest thereon under our Original Deferred Compensation Plan.  As of December 31, 2008, Mr. Marsh was 41 years old and therefore does not at this time qualify for this benefit.

Christopher R. Kravas, Chief Intermodal Officer

Change of Control

Mr. Kravas has been granted performance units and various awards of restricted stock under our Long-Term Incentive Plans.  Pursuant to his award agreements, this restricted stock vests upon a change of control and these performance units will be fully earned and the corresponding restricted stock will be granted and immediately vest upon a change of control.  As of December 31, 2008, Mr. Kravas owned 43,010 performance units and 14,780 shares of restricted stock.  Assuming the triggering event took place on the last business day of 2008, the value of the performance units and restricted stock would be $1,533,169.

Mr. Kravas is a participant in both of our non-qualified deferred compensation plans.  Our Original Plan provides for the vesting of the Company match and any interest thereon upon a change of control.  Our Current Plan provides for the vesting of the Company match and any earnings thereon upon a change of control.  Assuming a change of control as defined under these plans occurred on December 31, 2008, a total of $18,909 worth of Company matching contributions and interest or earnings thereon would have vested.

Retirement

Upon retirement, which is defined as the termination of employment on or after the age of 55, Mr. Kravas would be entitled to immediate vesting of any non-vested employer match and interest thereon under our Original Deferred Compensation Plan.  As of December 31, 2008, Mr. Kravas was 43 years old and therefore does not at this time qualify for this benefit.

Definition of “Change of Control”

For purposes of the foregoing discussion, a change of control under the Original Deferred Compensation Plan is defined as a change in the ownership or effective control of the Company, or a substantial portion of the Company’s assets as defined in section 409A of the Internal Revenue Code of 1986, as amended from time to time.  Under all other plans described above a change of control is defined for these purposes as a change in the beneficial ownership of the Company's voting stock or a change in the composition of the Board which occurs as follows: (i) Any “person” (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) who is not as of the date of this grant but later becomes a beneficial owner, directly or indirectly, of stock of the Company representing 30 percent or more of the total voting power of the Company's then outstanding stock; or (ii) A tender offer (for which a filing has been made with the SEC which purports to comply with the requirements of Section 14(d) of the Exchange Act and the corresponding SEC rules) is made for the stock of the Company, which has not been negotiated and approved by the Board. In case of a tender offer described in this paragraph, the change in control will be deemed to have occurred upon the first to occur of (A) any time during the offer when the person (using the definition in (i) above) making the offer owns or has accepted for payment stock of the Company with 25 percent or more of the total voting power of the Company's stock, or (B) three business days before the offer is to terminate unless the offer is withdrawn first, if the person making the offer could own, by the terms of the offer plus any shares owned by this person, stock with 50 percent or more of the total voting power of the Company's stock when the offer terminates; or (iii) Individuals who were the Board’s nominees for election as directors of the Company immediately prior to a meeting of the stockholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board following the election.

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation for services rendered to the Company for the fiscal year ended December 31, 2008 for the Company’s independent directors.

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation		Total
Name	($)	($)	($)	($)	Earnings	($)		($)
Gary D. Eppen	60,000	82,509	--	--	--	1,800	(1)	144,309
Charles R. Reaves	60,000	82,509	--	--	--	--		142,509
Martin P. Slark	60,000	82,509	--	--	--	--		142,509

(1)   Mr. Eppen contributed to our Deferred Compensation Plan in 2008 and received a match of $1,800 for 2008.

Mr. Eppen has no options, 2,365 shares of restricted stock remaining from a grant made on January 2, 2007 that vests ratably over three years and 3,548 shares of restricted stock remaining from a grant made on January 2, 2008 that vests ratably over three years.  Mr. Reaves has no options, 2,365 shares of restricted stock remaining from a grant made on January 2, 2007 that vests ratably over three years and 3,548 shares of restricted stock remaining from a grant made on January 2, 2008 that vests ratably over three years. Mr. Slark has 24,000 exercisable options, 2,365 shares of restricted stock remaining from a grant made on January 2, 2007 that vests ratably over three years and 3,548 shares of restricted stock remaining from a grant made on January 2, 2008 that vests ratably over three years.

Directors who are not our employees received $60,000 for serving as a director during 2008. Directors who are our employees do not receive additional compensation for such services.  Both employee and non-employee directors are reimbursed for their travel and other expenses incurred in connection with attending meetings of the Board of Directors or committees thereof.   In connection with their 2008 compensation package, on January 2, 2008, Messrs. Eppen, Reaves and Slark each received a grant of 3,548 shares of restricted Class A Common Stock with a value on the date of grant of $91,432.  This restricted stock vests ratably over a three-year period.

Transactions with Related Persons

We paid Systems Delivery, Inc., solely owned by Mr. Timothy Wood, who is the brother-in-law of Mr. Mark Yeager, approximately $160,561 in 2008 to provide information technology consulting services. This transaction was approved in advance by our Nominating and Governance Committee.

Audit Committee Report

Management has primary responsibility for the Company’s internal control and financial reporting process, and for making an assessment of the effectiveness of the Company’s internal control over financial reporting.  Ernst & Young LLP is responsible for performing an independent audit of the Company’s (i) consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and (ii) the Company’s internal control over financial reporting and to issue an opinion on those financial statements and internal control over financial reporting.  The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed and discussed the Company’s quarterly and annual audited financial statements with management and with Ernst & Young LLP, the Company’s independent public accountants.  The Company has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Auditing Standards Board of the American Institute of Certified Public Accountants.  The Audit Committee has also received from Ernst & Young LLP the written communication and the letter required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communication with the Audit Committee concerning independence.  The Audit Committee has discussed with Ernst & Young LLP their independence and considered whether the provision of non-audit services referred to under “Independent Public Accountants” on page 29 is compatible with maintaining their independence.  Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the December 31, 2008 audited financial statements be included in the Company’s Annual Report on Form 10-K for 2008.

AUDIT COMMITTEE

Gary D. Eppen, Chairman
Charles R. Reaves
Martin P. Slark

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected Ernst & Young LLP as the independent accountant of the Company. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so.  They will also be available to respond to appropriate questions.

The fees billed by Ernst & Young in 2007 and 2008 for services provided to us were as follows:

	2007	2008

Audit Fees (1)	$826,400	$805,328
Audit-Related Fees (2)	161,900	--
Tax Fees (3)	9,836	--
All Other Fees (4)	--	--

TOTAL	$998,136	$805,328

(1)           “Audit Fees” are the aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Company’s annual financial statements for the years ended December 31, 2008 and December 31, 2007, the audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008 and December 31, 2007, the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q during 2008 and 2007, and consultation with respect to various accounting and financial reporting matters during 2008 and 2007.
(2)           “Audit-related fees” include fees billed for assurance and related services that are reasonably related to the performance of the audit and not included in the “audit fees” described above.  The 2007 Audit-related fees include audit services performed in connection with potential acquisitions.
(3)           “Tax Fees” are fees billed by Ernst & Young in 2007 for review of deferred compensation arrangements.
(4)           “All Other Fees” are fees billed by Ernst & Young in 2008 or 2007 that are not included in the above classifications.

The Audit Committee must pre-approve any audit or any permissible non-audit services to be provided by the Company’s independent auditors, and has established pre-approval policies and procedures for such services. Permissible non-audit services are those allowed under the regulations of the Securities and Exchange Commission. The Audit Committee may approve, at the beginning of each year, certain specific categories of permissible non-audit services within an aggregated budgeted dollar limit. The Audit Committee must approve on a project-by-project basis any permissible non-audit services that do not fall within a pre-approved category, or pre-approved permissible non-audit services that exceed the previously approved fees. All services provided by Ernst & Young during 2008 were approved by the Audit Committee and were permissible under applicable laws and regulations and will continue to be pre-approved by the Audit Committee.

PROXY SOLICITATION EXPENSE

The Company will pay the expense of any proxy solicitation.  In addition to the solicitation of proxies by use of the mail, solicitation also may be made by telephone, telegraph or personal interview by directors, officers, and regular employees of the Company, none of whom will receive additional compensation for any such solicitation.  The Company will, upon request, reimburse brokers, banks, and similar organizations for out-of-pocket and reasonable clerical expenses incurred in forwarding proxy material to their principals.

STOCKHOLDER PROPOSALS

Proposals of stockholders must be received in writing by the Secretary of the Company at the principal executive offices of the Company no later than November 25, 2009, in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the next annual meeting of stockholders.

The Company anticipates that its next annual meeting of stockholders will be held in May 2010.  If a stockholder desires to submit a proposal for consideration at the next annual meeting of stockholders, written notice of such stockholder’s intent to make such a proposal must be given and received by the Secretary of the Company at the principal executive offices of the Company either by personal delivery or by United States mail no earlier than February 5, 2010 nor later than March 7, 2010.  Each notice must describe the proposal in sufficient detail for the proposal to be summarized on the agenda for the annual meeting of stockholders and must set forth:  (i) the name and address, as it appears on the books of the Company, of the stockholder who intends to make the proposal; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to present such proposal; and (iii) the class and number of shares of the Company which are beneficially owned by the stockholder.  In addition, the notice must set forth the reasons for conducting such proposed business at the annual meeting of stockholders and any material interest of the stockholder in such business.  The presiding officer of the annual meeting of stockholders will, if the facts warrant, refuse to acknowledge a proposal not made in compliance with the foregoing procedure, and any such proposal not properly brought before the annual meeting of stockholders will not be considered.

By order of the Board of Directors,

DAVID C. ZEILSTRA
Vice President, Secretary and General Counsel

Downers Grove, Illinois
March 25, 2009

Each stockholder, whether or not he or she expects to be present in person at the Annual Meeting, is requested to MARK, SIGN, DATE, and RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible.  A stockholder may revoke his or her proxy at any time prior to voting.

HUB GROUP, INC.
This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting of Stockholders to be held on May 6, 2009

The undersigned appoints David P. Yeager and Mark A. Yeager, or either of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of Hub Group, Inc., to be held on May 6, 2009 at 10:00 a.m., Chicago time, and at any adjournments or postponements of the Annual Meeting, and to vote as specified in this Proxy all of the Class A Common Stock of the Company which the undersigned would be entitled to vote if personally present. This Proxy when properly executed will be voted in accordance with your indicated directions. If no direction is made, this Proxy will be voted FOR the election of each of the nominees for the Board of Directors.

The Board of Directors recommends a vote FOR the election of each of the nominees for the Board of Directors.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND

RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued and to be signed on reverse side)

FOLD AND DETACH HERE

ANNUAL MEETING OF STOCKHOLDERS OF

HUB GROUP, INC.

May 6, 2009

NOTICE OF INTERNET AVALABILTY OF PROXY MATERIAL:
The Annual Report to Stockholders, Notice of Meeting, Proxy Statement and Proxy Card
are available at www.hubgroup.com/proxy.html

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR THE ELECTION OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  X

1. Election of Directors

Nominees:
___ David P. Yeager
___ Mark A. Yeager
___ Gary D. Eppen
___ Charles R. Reaves
___ Martin P. Slark

___ For All Nominees

___ Withhold Authority For All Nominees

___ For All Except (see instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: X

The undersigned hereby acknowledges receipt of the Proxy Statement and Form 10-K.

Signature of Stockholder________________________Date ______Signature of Stockholder_____________________Date________
NOTE: Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.